                                                                      EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 27, 2005 (except for Note K - 3, as to which the date is June 15, 2005), accompanying the consolidated financial statements and schedule included in the Annual Report of Nathan's Famous, Inc. and subsidiaries on Form 10-K for the year ended March 27, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Nathan's Famous, Inc. on Forms S-8 (Registration Nos. 33-72066, 33-89442, 33-93396, 333-86043, 333-86195, 333-92995, 333-82760 and 333-101355).

GRANT THORNTON LLP

Melville, New York
May 27, 2005 (except for Note K - 3, as to which the date is June 15, 2005)